Exhibit 99.B(d)(13)(iii)

FORM OF

April       , 2008

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

By our execution of this letter agreement, we hereby notify you that, during periods when ING Oppenheimer Strategic Income Portfolio (the “Portfolio”), a series of ING Partners, Inc. managed by Directed Services LLC (“DSL”) and sub-advised by OppenheimerFunds, Inc. (“Oppenheimer”), invests in Oppenheimer Master Loan Fund, LLC (the “Underlying Fund”), Oppenheimer will waive its fees with respect to the Portfolio’s assets invested in the Underlying Fund.  The waiver will be equal to the advisory fee rate received by Oppenheimer from the Underlying Fund, and such rate will be applied to all Portfolio assets that are invested in the Underlying Fund.  The waiver will be effective as of January 1, 2008.

Please indicate your agreement to this waiver by executing below in the place indicated.

Very sincerely,

By:
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:

OppenheimerFunds, Inc.

By:

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	Directed Services LLC